SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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General Electric Company

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2005

Annual Meeting

and

Proxy Statement

In accordance with our security procedures, all persons attending the 2005 Annual Meeting must present an admission card and picture identification.

Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

March 4, 2005

Dear Shareowner,

You are invited to attend the 2005 Annual Meeting of Shareowners to be held on Wednesday, April 27, in Cincinnati, Ohio.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by phone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt

Chairman of the Board

Every shareowner’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by telephone or by Internet.

Printed on recycled paper using soybean ink

Notice of 2005 Annual Meeting of Shareowners

10:00 a.m., April 27, 2005

Aronoff Center

650 Walnut Street

Cincinnati, Ohio 45202

March 4, 2005

To the Shareowners:

General Electric Company’s 2005 Annual Meeting of Shareowners will be held at the Aronoff Center, 650 Walnut Street, Cincinnati, Ohio, 45202, on Wednesday, April 27, 2005 at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE’s business operations, shareowners will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of the independent auditor for 2005; and

(c)	seven shareowner proposals set forth at pages 39 through 49 in the accompanying proxy statement.

Shareowners of record at the close of business on February 28, 2005 will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.

Secretary

Proxy Statement

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2005 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 4, 2005.

You can ensure that your shares are voted at the meeting by submitting your instructions by phone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

Election of Directors

At the 2005 Annual Meeting, 15 directors are to be elected to hold office until the 2006 Annual Meeting. The 15 nominees for election at the 2005 Annual Meeting are listed on pages 6 to 11, with brief biographies. They are all now GE directors. The Board of Directors has determined that 10 of the 15 nominees are independent directors under the New York Stock Exchange listing standards and GE’s more stringent independence guidelines. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

James I. Cash, Jr., 57, Retired James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, MA. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, Phase Forward, Inc. and Scientific-Atlanta, Inc. He also serves as a trustee of the Bert King Foundation, Harlem Children’s Zone, Massachusetts General Hospital, Newton-Wellesley Hospital, Babson College and Partners Healthcare.

Sir William M. Castell, 57, Vice Chairman of the Board and Executive Officer, General Electric Company, and CEO, GE Healthcare. Director since 2004.

Sir William M. Castell was appointed to the Board of Directors in June 2004. A graduate of the City of London College, Sir William joined Amersham plc in 1989 as its chief executive. After GE acquired Amersham plc in April 2004, Sir William became the CEO of GE Healthcare, the combination of the Amersham and the GE Medical Systems businesses. Sir William was knighted in 2000 for services to the life sciences industry. In 2001, he was appointed a member of the United Kingdom’s Medical Research Council and in 2003 he joined the board of the Institute of Life Sciences of University of Michigan. In 2004 he was made Lieutenant of the Royal Victorian Order for services to the Royal Family. He is a Trustee of London’s Natural History Museum and a Visiting Fellow at Green College, University of Oxford.

Dennis D. Dammerman, 59, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, General Electric Capital Services, Inc. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital’s Commercial Financial Services Department and, later that year, of GE Capital’s Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the Board and executive officer of GE and chairman and chief executive officer of GE Capital Services, Inc.

Ann M. Fudge, 53, Chairman and Chief Executive Officer, Young & Rubicam, Inc., advertising and media services, New York, NY. Director since 1999.

Ms. Fudge received a BA degree from Simmons College in 1973 and an MBA from Harvard University in 1977. Prior to joining Young & Rubicam in 2003, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Catalyst, a trustee of Simmons College, a member of the Harvard Board of Overseers and a governor of Boys & Girls Clubs of America.

Claudio X. Gonzalez, 70, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc., Investment Co. of America and Unilever. (Mr. Gonzalez will not stand for re-election to the Unilever board at its next annual meeting in May 2005.)

Jeffrey R. Immelt, 49, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of Catalyst and Robin Hood.

Andrea Jung, 46, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, NY. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Catalyst and chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 57, Chairman of the Board, President and Chief Executive, Procter & Gamble Co., personal and household products, Cincinnati, OH. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College in 1969 and an MBA from Harvard University in 1977, at which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. Mr. Lafley is also a director of General Motors Corporation. In addition, he serves on the Board of Trustees of Hamilton College and Xavier University, and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), the Business Roundtable and the Business Council.

Ralph S. Larsen, 66, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, NJ. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is also a director of Xerox Corporation and a trustee of the Robert Wood Johnson Foundation.

Rochelle B. Lazarus, 57, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, NY. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Merck, New York Presbyterian Hospital, American Museum of Natural History and the World Wildlife Fund, and is a member of the Board of Overseers of Columbia Business School.

Sam Nunn, 66, Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. He served as a partner at King & Spalding from 1997 through 2003. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of

ChevronTexaco Corporation, The Coca-Cola Company, Dell Inc., Internet Security Systems, Inc. and Scientific-Atlanta, Inc. He is the co-chairman and CEO of the Nuclear Threat Initiative and also the chairman of the board of the Center for Strategic and International Studies.

Roger S. Penske, 68, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, MI. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Home Depot, Inc. and Universal Technical Institute, Inc. He is a director of Detroit Renaissance, Inc. and a member of the Business Council.

Robert J. Swieringa, 62, Anne and Elmer Lindseth Dean and Professor of Accounting, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, NY. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College in 1964, an MBA in accounting and economics from the University of Denver in 1965 and a PhD in accounting and complex organizations from the University of Illinois in 1969. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management before becoming the ninth dean of the S.C. Johnson Graduate School of Management in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 58, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, NY. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retire-

ment in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the Board of Counselors of The Bechtel Group, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of the Business Council and a trustee of the Pierpont Morgan Library.

Robert C. Wright, 61, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of NBC Universal, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services and, in 1986, was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was elected chairman and chief executive officer of NBC and vice chairman of the board and executive officer of GE.

Corporate Governance

GE’s corporate governance leadership was recognized in the November 2004 Financial Times/PricewaterhouseCoopers poll of global CEOs, which rated GE as the most respected company in the world for corporate governance and as the most respected company overall for the seventh year in a row.

Governance Principles. The Board of Directors’ Governance Principles, which include guidelines for determining director independence and qualifications for directors, are enclosed with this proxy statement in the Appendix at page 53. All of GE’s corporate governance materials, including the Governance Principles and board committee charters and key practices, are published on the Governance section of GE’s website at www.ge.com. These materials are also available in print to any shareowner upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted. Any modifications are reflected on GE’s website.

Director Independence. It is the Board’s objective that at least two-thirds of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with GE. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. GE’s independence guidelines are set forth in Section 4 of our Governance Principles, at page 54. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by GE’s Governance Principles. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. In addition, as a matter of policy, the Board has determined to apply a separate, heightened independence standard to members of both the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries. Because these firms relate to core financial and legal activities of the company, this additional voluntary independence requirement for members of the Management Development and Compensation and Nominating and Corporate Governance Committees is intended to remove even the appearance of a conflict of interest.

Code of Conduct. All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE’s code of conduct set forth in the company’s integrity manual, Integrity: The Spirit and the Letter of Our Commitment, which is published on the Integrity section of GE’s website at www.ge.com and which is available in print to any shareowner upon request. Under the Board’s Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Communicating Concerns to Directors. The Audit Committee and the non-employee directors have established procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a concern about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the presiding director, to the non-employee directors or to the Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on GE’s website at www.ge.com. All such communications are promptly reviewed by GE’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct are sent immediately to the presiding director and to the chair of the Audit Committee. The status of all outstanding concerns addressed to the Board, the non-employee directors, the presiding director or the Audit Committee is reported to the presiding director and the chair of the Audit Committee on a quarterly basis. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Board of Directors and Committees

Our Board of Directors currently consists of 16 directors. The Board has determined that the following 11 current directors satisfy GE’s independence guidelines and the New York Stock Exchange’s listing standards: Cash, Fudge, Gonzalez, Jung, Langone, Lafley, Larsen, Lazarus, Nunn, Swieringa and Warner. Ralph S. Larsen is the Board’s presiding director. After six years of dedicated and outstanding service to the company as a GE director, Kenneth G. Langone is not standing for re-election to the Board at the 2005 Annual Meeting. Accordingly, the Board will reduce its size to 15 directors, ten of whom will be independent if the shareowners approve the director nominees at the 2005 Annual Meeting.

In connection with the acquisition of Amersham plc, we agreed to appoint Sir William M. Castell, the chief executive of Amersham, to the Board as a Vice Chairman because of his broad experience and extensive industry knowledge. The Amersham acquisition was completed in April 2004, and Sir William was appointed to the Board in June 2004. He is also the CEO of GE Healthcare.

The Board held 10 meetings during 2004. The average attendance by directors at scheduled Board and committee meetings was 93%. Due to personal circumstances, A.G. Lafley attended 71% of the scheduled meetings of the Board and of the Nominating and Corporate Governance Committee, of which he is a member. It is the Board’s policy that the directors should attend our Annual Meeting of Shareowners absent exceptional cause; 14 of the 15 directors then on the Board attended the 2004 Annual Meeting.

The Board has adopted written charters for each of its four standing committees: the Audit Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Public Responsibilities Committee. The Board has determined that all members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees are independent and satisfy the relevant SEC or GE additional independence requirements for the members of such committees.

Audit Committee. The members of the Audit Committee are directors Warner, who chairs the committee, Cash, Gonzalez, Langone and Swieringa. The Board has determined that Mr. Swieringa is an “audit committee financial expert,” as defined under SEC rules. The Board has also determined that although Mr. Gonzalez currently sits on the audit committees of more than three public companies (he will be on four after his Unilever board membership ends in May 2005), these relationships do not impair his ability to serve effectively on GE’s Audit Committee. This committee is primarily concerned with the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the company’s internal audit function and independent auditor. Its duties include: (1) selecting and overseeing the independent auditor; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed; (4) approving audit and non-audit services provided to the company by the independent auditor; (5) reviewing the organization and scope of our internal audit function and our disclosure and internal controls; and (6) conducting other reviews relating to compliance by employees with GE policies and applicable laws. The Audit Committee met 10 times during 2004. The committee’s report appears on page 36.

Management Development and Compensation Committee. The members of the Management Development and Compensation Committee are directors Larsen, who chairs the committee, Gonzalez, Jung, Nunn and Warner. This committee has two primary responsibilities: (1) to review and approve executive compensation; and (2) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives. It also oversees the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 2004. The committee’s report to shareowners begins on page 21.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are directors Gonzalez, who chairs the committee, Jung, Lafley, Langone, Larsen, Lazarus and Warner. This committee’s responsibilities include the selection of director nominees for the Board and the development and continuous review of our Governance Principles. The committee also annually reviews director compensation and benefits; oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics; and makes recommendations to the Board concerning the structure and membership of the other board committees. This committee held four meetings during 2004.

This committee will consider all shareowner recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828. The general qualifications and specific qualities and skills established by the committee for directors are set forth in Section 3 of GE’s Governance Principles, at page 53. In addition to considering candidates suggested by shareowners, the committee considers candidates recommended by current directors, company officers, employees and others. The committee screens all candidates in the same manner regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The committee determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Public Responsibilities Committee. The members of the Public Responsibilities Committee are directors Nunn, who chairs the committee, Cash, Castell, Dammerman, Fudge, Immelt, Lazarus, Penske and Wright. The purpose of the committee is to review and oversee GE positions on corporate social responsibilities and public issues of significance which affect investors and other key GE stakeholders. The committee met three times last year to review GE’s public policy agenda, security issues and the GE Foundation budget. Other issues within the jurisdiction of the committee, including the company’s position on environmental matters, were discussed at meetings of the full Board.

Meetings of Non-Employee Directors. The non-employee directors met without any management directors or employees present three times last year to discuss board policies, processes and practices. The presiding director, who is also the chair of the Management Development and Compensation Committee, chairs these meetings.

Information Relating to Directors, Nominees and Executive Officers

•	Non-employee Directors’ Compensation and Benefit Program

The current compensation and benefit program for non-employee directors has been in effect since January 1, 2003 and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand.

Annual Compensation. In 2004, annual compensation of $250,000 was paid to each non-employee director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). Non-employee directors have the option of deferring some or all of their cash compensation in DSUs. There were no meeting fees because attendance is expected at all scheduled Board and committee meetings, absent exceptional cause. Each DSU is equal in value to a share of GE stock, but does not have voting rights. DSUs accumulate quarterly dividend-equivalent payments, which are reinvested in additional DSUs. The DSUs will be paid out in cash to non-employee directors beginning one year after they leave the Board. Directors may elect to take their DSU payments as a lump sum or in equal payments spread out for up to ten years.

Additional compensation, equal to 10% of the $250,000 annual compensation, was paid to directors serving on the Audit Committee or the Management Development and Compensation Committee, due to the workload and broad-based responsibilities of these two committees. Directors serving on both committees received compensation equal to 20% of their annual compensation. This additional compensation was made in the same 40%/60% proportion between cash and DSUs, respectively, and was payable in the same manner as the annual compensation. Non-employee directors have the option of deferring some or all of their additional cash compensation in DSUs.

Executive Products Program. Non-employee directors participate in our Executive Products Program on the same basis as our senior executive officers. Under this program, upon request, directors receive a wide range of appliances and home electronic products for use in their homes. Income is imputed and taxes are withheld based on the fair market value of the products received. In 2004, the following non-employee directors (with their imputed income amounts) participated in this program: Cash ($3,496); Fudge ($670); Langone ($27,229); Lazarus ($2,243); Nunn ($1,712); and Warner ($14,391).

Charitable Award. As part of our overall support for charitable institutions, GE maintains a plan that permits each director to designate up to five charitable organizations (excluding a director’s private foundation) that would share in a $1 million contribution to be made by the company upon the director’s termination of service. The directors do not receive any financial benefit from this program since the charitable deductions accrue solely to the company. The overall program does not result in a material cost to the company. To avoid any appearance that a director might be influenced by the prospect of receiving this benefit at retirement, the award vests upon the commencement of board service.

Matching Gifts. To further GE’s support for charities, non-employee directors are able to participate in the GE Foundation’s Matching Gifts Program on the same terms as GE’s senior executive officers. Under this program, the GE Foundation will match up to $100,000 a year in contributions by the director to an institution of higher education or other charity approved by the GE Foundation.

Stock Option Holding Period Requirement. There is no stock option plan for non-employee directors. No stock options were granted to non-employee directors in 2004. Since 2003, DSUs have been the only equity-based compensation awarded to the non-employee directors. Any outstanding stock options held by non-employee directors from prior years’ grants are subject to the same holding period requirement as stock options held by senior executives. Specifically, like the senior executives, the non-employee directors will be required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price, taxes and broker commissions.

Insurance. GE has provided liability insurance for its directors and officers since 1968. Corporate Officers & Directors Assurance Ltd., XL Insurance and AIG are the principal underwriters of the current coverage, which extends until June 11, 2005. The annual cost of this coverage is approximately $22.4 million.

•	Stock Ownership Table

The table below includes all GE stock-based holdings, as of February 10, 2005, of our directors and five most highly paid executive officers. This table indicates the alignment of the named individuals’ financial interests with the interests of our shareowners because the value of their total GE holdings will increase or decrease in line with the price of GE’s stock.

Common Stock and Total Stock-Based Holdings

Name	Stock[1]		Total[2]
James I. Cash, Jr.	102,047		124,321
William M. Castell	1,213		401,213
Dennis D. Dammerman	2,962,221		6,234,030
Ann M. Fudge	54,777		89,771
Claudio X. Gonzalez	249,444		358,581
Benjamin W. Heineman, Jr.	1,997,348		3,005,515
Jeffrey R. Immelt	3,154,441		5,738,058
Andrea Jung	75,019	[3]	103,718
Alan G. Lafley	5,063		25,624
Kenneth G. Langone	349,653		404,420
Ralph S. Larsen	23,676	[3]	45,565
Rochelle B. Lazarus	41,349	[3]	75,980
Sam Nunn	106,500		160,728
Roger S. Penske	163,500		239,292
Robert J. Swieringa	2,694		22,442
Douglas A. Warner III	211,254	[3]	234,933
Robert C. Wright	4,157,325		7,631,041

Common stock holdings of all directors and all executive officers as a group were 29,977,275.4

Notes:

[1]	This column lists voting securities, including restricted stock held by the executive officers over which they have voting power but no investment power. Otherwise, each director or executive officer has sole voting and investment power over the shares reported. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to non-voting stock options that are or will become exercisable within 60 days as follows: 85,500 shares for Dr. Cash; 49,500 shares for Ms. Fudge and Mr. Langone; 121,500 shares for Mr. Gonzalez and Mr. Warner; 67,500 shares for Ms. Jung; 31,500 shares for Ms. Lazarus; 103,500 shares for Mr. Nunn; 108,000 shares for Mr. Penske; 2,613,250 shares for Mr. Dammerman; 1,380,450 shares for Mr. Heineman; 2,424,000 shares for Mr. Immelt; and 3,054,000 shares for Mr. Wright. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.
[2]	This column shows the individual’s total GE stock-based holdings, including the voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests, including, as appropriate, performance share units, restricted stock units, deferred stock units, deferred compensation accounted for as units of GE stock and stock options which will not become exercisable within 60 days.
[3]	Includes the following numbers of shares over which the identified director has shared voting and investment power but as to which he or she disclaims beneficial interest: Ms. Jung (1,044 shares); Mr. Larsen (7,500 shares); Ms. Lazarus (4,600 shares); and Mr. Warner (4,800 shares).
[4]	Includes 1,229,824 shares over which there are shared voting and investment powers.

•	Certain Relationships and Related Transactions

This section discusses certain direct and indirect relationships and transactions involving the company and any director or executive officer. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which our directors are associated, but which are not sufficiently significant to be reportable. The Board has determined that, in view of the relationships described below, Mr. Penske does not qualify as an independent director, but makes extremely valuable contributions to the Board and to the company by reason of his experience and wisdom.

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between Penske Truck Leasing Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. GE has consolidated Penske Truck Leasing Co., L.P. in its audited financial statements for the year ended December 31, 2004, although, as the limited partner, GE does not control Penske Truck Leasing Co., L.P. In connection with a 1996 restructuring that increased GE Capital’s interest in the partnership from 50% to 79%, Penske Truck Leasing Corporation, which serves as the general partner of the partnership, in 1997 received the first of ten annual payments, which began at $11.3 million and will decline to $9.3 million, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. In 2004, Penske Truck Leasing Corporation was paid $9.3 million. GE Capital also extends acquisition and working capital loans and guarantees to the partnership, which totaled about $4.1 billion as of December 31, 2004. GE Capital provides this funding on the same terms as those extended to its operating subsidiaries.

GE Capital also holds 3.5 million shares of Class B Preferred Stock in Penske Truck Leasing Corporation. An annual dividend of $0.70 per share is payable to holders of the Class B Preferred Stock and was paid to GE Capital in 2004. The redemption date of the Class B Preferred Stock is March 15, 2013.

GE Capital participates as a lender to Truck-Lite Co., Inc., in a $175 million credit facility led by Wachovia Bank under an agreement dated October 28, 2004. GE Capital’s participation is $22.5 million. Truck-Lite is a subsidiary of Penske Company LLC, which Mr. Penske has a direct financial interest in and controls.

Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC (PCP). In April 2002, GE Capital Equity Holdings, Inc. (GE Equity) invested $15 million in Worldwide Training Group LLC (WTG), which was formed by PCP, as WTG’s managing member, in order to make an investment in Universal Technical Institute, Inc. (UTI). In WTG’s LLC agreement, GE Equity agreed that, after it recovered its investment and received a preferred return on its investment, PCP would then receive a 15% carried interest in the remaining profits of GE Equity’s investment. In April 2004, WTG was able to liquidate 52% of its then-outstanding holding in UTI. GE Equity received $34.6 million (on an original cost basis of $5.37 million) in cash from this transaction after paying PCP $6.27 million in carried interest. The remaining UTI shares held by WTG were distributed to its members in June 2004, and GE Equity received 962,045 shares of UTI, net of 152,085 shares retained by WTG as carried interest.

In July 2003, GE Capital entered into a limited partnership agreement with Transportation Resource Partners, LP, a $265 million investment fund formed by Transportation Resource Management, LLC (TRM) as its general partner. Mr. Penske has a direct financial interest in and controls TRM. GE Capital may invest up to $50 million in return for its agreement to pay TRM an annual fee of up to $750,000. GE Capital agreed that, after it recovered its investments and received a preferred return on any such investments, TRM would then receive a 20% carried interest in the remaining profits from the GE Capital investments. In 2004, Transportation Resource Partners, LP and other investors acquired Autocam Corporation. GE Capital made a $2.5 million equity investment in this transaction and committed $9 million to the senior debt financing.

In December 2004, GE Capital and Penske Jet, Inc. amended their existing lease agreement pursuant to which Penske Jet has leased a Gulfstream G4 from GE Capital since September 1999. The amended lease agreement extends the terms of this lease to February 2017. Through November 2008, Penske Jet will pay GE Capital $150,882 per month for the use of the G4. From December 2008 to February 2017, Penske Jet will pay $175,888 per month for the use of the G4. Penske Jet’s obligations under this lease are guaranteed by the Penske Corporation.

GE Engine Services, Inc. and Penske Jet, Inc. have entered into a CF34 Maintenance Cost Per Hour Engine Service Agreement, dated as of January 1, 2005. This agreement is an ordinary-course business arrangement for GE Engine Services, pursuant to which GE Engine Services will provide repair, overhaul and other services to one airplane which has CF34-3B series aircraft engines, for a period of ten years. This agreement contains standard terms and conditions for such arrangements, and the services are being provided at market price. The amount of fees to be paid by Penske Jet will depend on the number of hours the CF34-3B series aircraft engines will operate.

Mr. Wright’s son-in-law is a vice president at GE Asset Management and earned $442,000 in base salary and annual bonus in 2004. His compensation is commensurate with his peers’.

The company believes that these transactions and relationships during 2004 were reasonable and in the best interest of the company.

•	Service Agreement

Pursuant to a service agreement with Sir William M. Castell, we agreed that he would become the Chief Executive Officer of GE Healthcare and an executive officer of General Electric Company for a period of two years from the closing of the acquisition of Amersham in April 2004. The agreement provides that Sir William would be appointed as a Vice Chairman of GE’s Board of Directors, a position he assumed in June 2004. Under this agreement, Sir William will receive an annual base salary of £1,000,000 and will be eligible to receive an annual bonus of at least £1,000,000, subject to continued employment and satisfactory performance. In addition, the agreement provides that he will be awarded 200,000 performance share units (PSUs). The PSUs’ performance conditions will require him to be employed through the end of his two-year employment period and to achieve the performance goals set for him by the Chairman of the Board. During this performance period, each PSU entitles Sir William to receive a quarterly cash pay-

ment equal to the dividend payable on one share of GE common stock. The agreement also provides that he will be awarded 200,000 stock options under the company’s Long-Term Incentive Plan and, under this same Plan, will be eligible for a Long-Term Performance Award, based on a multiple of base salary and bonus and prorated to reflect his actual employment over the 36-month measuring period of the award.

The agreement also provides that Sir William is entitled to a pension at the end of his two-year employment period. A description of his pension arrangements is set forth on page 35.

If GE terminates Sir William’s employment (other than for reasons set forth in the agreement), or if Sir William terminates the employment in circumstances where he is entitled to do so under the agreement, he is entitled to receive a payment equal to 95% of (1) his base salary under the agreement for the remainder of his employment period, (2) the cost (or expected cost) to the company of providing all other benefits (excluding pension and bonus) that he would have been entitled to receive during the remainder of his employment period, and (3) any unpaid annual bonus payable during the employment period. In addition, he will be entitled to receive 100% of the pension benefits which he would have accrued if his employment had continued until the end of the two-year employment period and the premiums which the company would have paid for life insurance during that employment period. The agreement also restricts Sir William’s ability to engage in certain businesses that are competitive with the company’s business for a period of 12 months following his termination of employment.

Compensation Committee Report

Each member of our Management Development and Compensation Committee is independent, as determined by our Board of Directors and based on GE’s Governance Principles, which define director independence more strictly than the New York Stock Exchange listing standards do. In addition, each member satisfies GE’s separate and heightened independence requirement for members of the Management Development and Compensation Committee.

The committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer, and for overseeing the development of executive succession plans. As part of this responsibility, the committee individually reviews the performance of the senior executive officers—the chief executive officer, the vice chairmen and the senior vice presidents—and approves every compensation action for them, including all of the policies under which executive compensation is paid or awarded. The committee also oversees management’s decisions concerning the performance and compensation of other company officers, administers the company’s incentive compensation and other stock-based plans, and regularly evaluates the effectiveness of our overall executive compensation program. All long-term performance awards are made under the GE 1990 Long-

Term Incentive Plan, which our shareowners approved in 1990 and again in 1997. This plan limits total annual awards to less than 1% of the issued shares of the company’s common stock.

A more complete description of the committee’s functions is set forth in the committee’s charter and key practices, which are published on the Governance section of GE’s website at www.ge.com.

•	Overview of Compensation Philosophy and Program

We believe that the quality, skills and dedication of our senior executive officers are critical factors affecting the long-term value of our company. Our key compensation goals are to attract world-class executive talent; retain our key leaders; reward past performance; incent future performance; and align our executives’ long-term interests with those of our investors. We use a variety of compensation elements to achieve these goals, including base salary, annual bonuses, contingent long-term performance awards, stock options, restricted stock units and performance share units, all of which we discuss in detail below.

Our decisions regarding senior executive officer compensation are primarily based upon our assessment of each senior executive officer’s leadership performance and potential to enhance long-term shareowner value. We rely upon our judgment about each individual—and not on rigid guidelines or formulas, or short-term changes in business performance—in determining the amount and mix of compensation elements for each senior executive officer. Key factors affecting our judgments include: the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the company’s financial results; the executive’s effectiveness in leading our initiatives to increase customer value, productivity, cash flow and revenue growth; the executive’s contribution to the company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and our ethics policies; and the executive’s commitment to community leadership and diversity. We also consider the compensation levels and performances of the 30 companies in the Dow Jones Industrial Index, as these companies are most likely to compete with us for the services of our executives; however, we do not tie our compensation decisions to any particular range or level of total compensation paid to executives at these companies.

Our decisions concerning the specific compensation elements and total compensation paid or awarded to GE’s senior executive officers, including the chief executive officer, in 2004 were made within this framework and after consultation with an executive compensation expert. We also considered each executive’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, compensation paid to the executive’s peers and the total compensation potentially payable to, and all of the benefits accruing to, the executive, including (1) supplemental executive pension plan ben-

efits, (2) accumulated potential value of prior equity-based grants, (3) accumulated value of above-market rates on deferred salary, (4) dividend-equivalent payments payable on restricted and performance-based equity grants and (5) the amount and type of perquisites. In all cases, our specific decisions involving 2004 total senior executive officer compensation were ultimately based upon our judgment about the individual executive’s performance and potential future contributions—and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareowner value.

•	Compensation Elements for Senior Executive Officers

The key elements of our executive compensation program are:

1. Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. We set base salaries at a level designed to attract and retain superior leaders. Base salaries are reviewed annually, and adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels. The salaries we paid to our five most highly paid senior executive officers for the past three years are shown in the table on page 32.

2. Annual Bonus. We pay annual bonuses to incent and reward superior performance for the year. Bonuses are paid in cash in February for the prior year’s performance and are based upon our evaluation of each executive’s individual performance during the year, in the context of our assessment of the overall performance of the company and the executive’s business unit in meeting the specific financial and other key goals established for the company and the executive’s business unit. This evaluation also includes an assessment of how the executive performed compared to the financial, operational and strategic goals and objectives established for the executive at the beginning of the year. The annual bonuses we paid to our five most highly paid senior executive officers for the past three years are shown in the table on page 32.

3. Stock Options/Restricted Stock Units (RSUs). Every September, we make annual grants of stock options to approximately 600 leaders in the company, including our senior executive officers. Since September 2003, we have replaced 40% of the estimated value of these annual stock option awards with RSUs on a basis intended to provide comparable value to the individual. We believe that these combined grants provide a better balance for executives between risk and potential reward than a grant of only stock options, thus serving as more effective incentives for our superior performers to remain with the company and continue that performance. Unvested options and RSUs are forfeited if the executive voluntarily leaves GE, and are vested if the executive retires at age 60 or later.

Each stock option permits the executive, generally for a period of ten years, to purchase one share of GE stock from the company at the exercise price, which is the price of GE stock on the date of grant. Stock options have value only to the extent the price of GE stock on the date of exercise exceeds the exercise price. Stock options granted in 2004 generally become exercisable in five equal annual installments beginning one year after the grant date. The number of stock options granted to our five most highly paid senior executive officers in 2004, and the value of these awards, are shown in the table on page 30.

RSUs will convert into shares of GE stock only when the restrictions lapse and only if the individual continues to be employed by GE. During the restricted period, each RSU entitles the recipient to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. Restrictions on half of the RSUs granted annually in combination with stock options lapse after three years, and the other half after five years.

4. Career Retention Restricted Stock Units (RSUs). Under the RSU Career Retention Program, we grant approximately two million special RSUs annually to our senior executive officers and other selected leaders to provide strong incentives for superior performance and continued service with GE for the length of their entire careers. For most of these special RSUs, restrictions on 25% lapse after three, five and ten years, with the final 25% lapsing upon retirement at age 60 or later. During the restricted period, each RSU entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. The grant date market value of all RSUs awarded in the last three years to the five most highly paid senior executive officers under this program and as part of the annual stock option/RSU grants is shown in the table on page 33.

5. Performance Share Units (PSUs). Since 2003, we have compensated the CEO of GE with PSUs in lieu of stock options, RSUs and any other equity-based compensation because we believe that the CEO’s equity-based compensation should be focused entirely on incentives for performance and alignment with investors. These PSUs will convert into shares of GE stock at the end of the five-year performance period only if the specified performance objectives have been achieved. If the performance objectives are not met, the PSUs will be cancelled. During the performance period, each PSU entitles the CEO to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. If Mr. Immelt leaves GE prior to the end of the performance period, the PSUs will be cancelled. For more information about the PSUs awarded to Mr. Immelt in 2004, see page 28.

Upon consultation with our compensation expert, we have determined at this time not to award PSUs below the CEO level. The only exception we have made is for Sir William M. Castell, to whom we awarded 200,000 PSUs in 2004 pursuant to the terms of his service agreement. The performance objectives and performance period of these PSUs are tailored to Sir William’s unique circumstances as the former chairman of Amersham plc, which we acquired in April 2004. For information about the PSUs awarded to Sir William in 2004, see page 29.

6. Contingent Long-Term Performance Awards. Every three years, we grant contingent long-term performance awards to our senior executive officers and other selected leaders to provide a strong incentive for achieving specific performance goals over a three-year period which advance investor value and to encourage executive retention, as these awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the performance period. Our shareowners approved the general business measurements used in establishing specific long-term performance goals in 2002 and 2004.

In 2003, we granted contingent long-term performance awards that will be payable in 2006 only if the company achieves, on an overall basis for the three-year 2003-2005 period, specified goals based on the following four shareowner-approved business measurements, all weighted equally and as adjusted by the committee to remove the effects of unusual events and the effect of pension on income: (a) average earnings per share growth rate; (b) average revenue growth rate; (c) average return on total capital; and (d) cumulative cash generated. The maximum fair market value of payments to any senior executive officer under long-term performance awards cannot exceed one-tenth of one percent of the company’s aggregate adjusted net earnings during the performance period. The awards granted in 2003 are based on a multiple of the executive’s salary and annual bonus that was paid in February 2003. For competitive reasons, we do not disclose the specific performance goals for the 2003-2005 period until after the end of the period and the long-term performance awards have been paid.

7. Perquisites. We provide our senior executive officers with perquisites that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. We believe that our perquisites help us to hire and retain the best leaders. These perquisites include: use of a car leased by the company; financial counseling and tax preparation services; and appliances and home electronic products provided in connection with the Executive Products Program. In addition, senior executive officers may use company aircraft for personal travel on a limited basis.

Pursuant to an executive security program established by the committee for the protection of its senior executive officers, the committee has designated the CEO and two other members of the Corporate Executive Office, Mr. Dammerman and Mr. Wright, as “security personnel” and therefore, for security purposes, requires them to use company aircraft for all air travel, whether personal or business, as in the company’s business interest. We also require these security personnel to have home security systems and back-up power systems and to use a car service under certain circumstances. Moreover, if circumstances warrant, we may provide home security and back-up power systems and car service for other senior executive officers. We believe the security costs described in this paragraph are legitimate business expenses, but we also recognize that all of these costs can be viewed as personal benefits. In the interests of full disclosure, we are treating all of these costs as personal benefits for these executives and have reported them as such in the “Other Annual Compensation” column in the table on page 32.

•	Executive Compensation Policy Decisions

In addition to establishing the compensation elements described above, we have adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with investor long-term interests.

1. Stock Ownership Requirement. Since 2002, we have maintained stock ownership requirements for our senior executive officers, as follows:

Position	Salary Multiple	Time to Attain
CEO	6X	3 years
Vice Chairmen	5X	4 years
Senior VPs	4X	5 years

The number of shares of GE stock that must be held is determined by multiplying the executive’s annual base salary rate as of September 2002, when the requirement was adopted by the Board, or, for executives elected after September 2002, their base salary rate at the end of the month in which they were elected to a senior executive officer position, by the applicable salary multiple shown above and dividing the result by the average closing price of our stock during the immediately preceding 12 months. The number of shares to be held will change only if the executive is promoted into a higher-level position. Mr. Immelt currently owns over 750,000 shares of GE stock, more than satisfying his stock ownership requirement.

2. Stock Option Holding Period. Since 2002, our senior executive officers are required to hold for at least one year the net shares of GE stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained by exercising stock options, less the number of shares the executive sells: (a) to cover the exercise price of the options; (b) to pay the company withholding taxes; and (c) to pay the brokerage firm’s commission.

3. Expensing Stock Options. We have expensed stock options since 2002 to respond to investor views that this would improve the transparency of our financial statements.

4. Prohibition on Repricing Stock Options. Our long-standing policy is to prohibit the repricing of stock options.

5. Stock Appreciation Rights (SARs). In September 2004, in anticipation of the passage of the American Jobs Creation Act of 2004, which we understood could be interpreted as having adverse tax implications to holders of stock SARs, we replaced all outstanding stock SARs, all of which were granted in 2003, with stock options that have the same economic value to the executive, the same vesting schedule and the same cost to the company. This ensures that all of our grantees receive the same economic benefit from their equity-based compensa-

tion. There was no loss or gain for any executive resulting from this action, nor were there any additional accounting costs to the company. We did not grant any stock SARs in 2004, and we do not expect to grant stock SARs in the future.

6. Employment and Severance Agreements. As a matter of business philosophy, in general, GE does not enter into employment agreements with our senior executive officers. They serve at the will of the Board. This enables the company to remove a senior executive officer prior to retirement whenever it is in the best interests of the company, with full discretion on any severance package (excluding vested benefits). Similarly, GE does not enter into severance agreements with senior executive officers when they are hired or promoted. On the rare occasion when a senior executive officer is removed, the committee exercises its business judgment in approving an appropriate separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from the company. The only exception to this policy we have made recently is for Sir William M. Castell, the former CEO of Amersham plc, who became a senior executive officer of GE when we acquired Amersham in April 2004. As part of the acquisition, we entered into a two-year service agreement with Sir William, a copy of which was filed with the SEC as an exhibit to GE’s Form 10-Q for the quarter ended March 31, 2004. For additional disclosure about Sir William’s service agreement, see page 20.

7. Shareowner Approval of Severance Benefits. If the Board were to agree to pay severance benefits to any of the five senior executive officers named in the summary compensation table in the company’s proxy statement, we would seek shareowner approval of such benefits if: (i) the executive’s employment was terminated prior to retirement for performance reasons; and (ii) the value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and bonus. For this purpose, severance benefits would not include: (a) any payments based on accrued pension benefits; (b) any payments of salary or bonus amounts that had accrued at the time of termination; (c) any RSUs paid to an executive who was terminated within two years prior to age 60; (d) any stock-based incentive awards that had vested or would otherwise have vested within two years following the executive’s termination; and (e) any retiree health, life or other welfare benefits.

8. Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). The committee believes that the annual bonuses, RSUs and stock options reported for 2004 in the table on pages 32 and 33, and the PSUs granted in 2004, will be deductible when paid.

•	Basis for Chief Executive Officer Compensation

For 2004, we paid Mr. Immelt $3,000,000 in salary, which is the annual salary rate that has been in effect for him since April 2001. We also paid him a cash bonus of $5,300,000 for 2004, a 23% increase over his bonus for 2003.

We considered this level of pay and annual bonus appropriate for the following reasons: his role in leading the company to strong financial results that met the financial targets established for him in the beginning of 2004; his leadership in driving strong operating performance throughout the company; his leadership in driving growth initiatives and building organic growth capability; his execution of a strategy to change GE’s portfolio of businesses to enhance long-term investor value through stronger profit margins and higher returns on equity; his actions to ensure that the company has a strong capital structure and cash flow; his leadership in improving the company’s culture and diversity; and his actions in making the company a leader in integrity, transparency and corporate governance.

In 2003, we changed the type of equity-based incentive compensation awarded to Mr. Immelt. Mr. Immelt occupies the unique position of the GE CEO. The committee believes that the CEO of GE needs no retention compensation, and that his equity-based compensation should be focused entirely on incentives for performance and alignment with investors. Consequently, since 2003, we have not granted Mr. Immelt any stock options or RSUs or any other type of equity-based compensation designed to retain the executive by vesting over a period of years. Instead, we have granted Mr. Immelt only equity-based compensation that is tied directly to the company’s performance and is at risk.

In 2004, based on our evaluation of his leadership performance and his potential to enhance long-term shareowner value and on our discussions with our compensation expert about the appropriate size and terms of the incentive, we granted Mr. Immelt 250,000 five-year performance share units (PSUs). This was the only equity-based compensation granted to Mr. Immelt in 2004. These PSUs have the same terms as the PSUs granted to Mr. Immelt in 2003, except for the performance period. Half of the PSUs granted in 2004 will convert into shares of GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the five-year period from 2004 through 2008. Otherwise, they will be cancelled. This requirement underscores GE’s commitment to strong operating discipline, our triple-A rating and the GE dividend. The remaining 125,000 PSUs will convert into shares of GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the five-year performance period. Otherwise, they will be cancelled. For this purpose, “total shareowner return” means the cumulative total return on GE stock and the S&P 500 index, respectively, from December 31, 2003 to December 31, 2008, calculated in the same manner as the five-year performance graph on page 34 of this proxy statement. During the performance period, Mr. Immelt will receive quarterly payments on each PSU equal to GE’s quarterly per share dividends.

When these awards were granted last September, 250,000 shares of GE stock had a market value of about $8.6 million, which means that the PSUs had a grant date value of either zero, about $4.3 million or about $8.6 million, depending on whether neither, one or both performance criteria are ultimately met. The full value of Mr. Immelt’s equity-based compensation granted in 2004 is at risk.

This report on executive compensation for 2004 is provided by the undersigned members of the Management Development and Compensation Committee of the Board of Directors.

Ralph S. Larsen (Chairman)	Sam Nunn
Claudio X. Gonzalez	Douglas A. Warner III
Andrea Jung

Contingent Long-Term Performance Awards

In 2004, the Management Development and Compensation Committee granted performance share units (PSUs) to the following two senior executive officers under the GE 1990 Long-Term Incentive Plan. Each PSU will be converted into one share of GE common stock at the end of the performance period if the applicable performance conditions are satisfied. During the performance period, each executive will receive quarterly payments on each PSU equal to GE’s quarterly per share dividends. The Management Development and Compensation Committee has tailored the terms and conditions of each PSU grant to the circumstances of the individual executive. The award to Mr. Immelt is also discussed in the Compensation Committee Report on page 28 of this proxy statement.

Name of Executive	Number of PSUs	Performance Period
Jeffrey R. Immelt	250,000[1]	2004 to 2008
William M. Castell	200,000[2]	2004 to 2006

[1]	For a description of the performance conditions and period for these PSUs, see page 28.
[2]	Of the 200,000 PSUs granted in 2004 to Sir William: 120,000 PSUs will convert into shares of GE stock only if he is continuously employed by GE to April 12, 2006 and the financial results for GE Healthcare equal or exceed specified financial goals for each year in the 2004 to 2006 performance period. The remaining 80,000 PSUs will convert into shares of GE stock only if he is continuously employed by GE to April 12, 2006 and achieves specified qualitative goals with respect to the integration of the former Amersham and GE Medical Systems businesses, as determined by the Chairman of the Board. For competitive reasons, we do not disclose the terms of these specific financial or integration goals.

Stock Options

As discussed in the Compensation Committee Report beginning on page 21, stock options were granted in 2004 as incentives for superior performance that should create long-term shareowner value. Each stock option permits the employee to purchase one share of GE stock from the company at the market price of GE stock on the date of grant. Stock options generally expire ten years after the date of grant.

Over 36,000 current employees below the executive officer level hold one or more stock option grants under a broad-based stock option/RSU program initiated in 1989. This program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our outstanding performance far into the 21st century. It also reinforces in the company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE’s long-term performance. The Management Development and Compensation Committee believes that the superior performance of these individuals will contribute significantly to GE’s future success.

The following tables provide information, for the five most highly paid executive officers, on stock options granted last year; on previously granted stock options exercised last year; and on stock option holdings at the end of 2004.

Stock Options Granted in 2004

	Individual Grants in 2004					Grant Date Value
Name of Executive	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Grant Date Present Value
Jeffrey R. Immelt	0		N/A	N/A	N/A	N/A
Dennis D. Dammerman	510,000		2.2%	$34.22	9/17/2014	$4,479,103	[1]
Robert C. Wright	420,000		1.8%	$34.22	9/17/2014	$3,688,673	[1]
Benjamin W. Heineman, Jr.	126,000		0.5%	$34.22	9/17/2014	$1,106,602	[1]
William M. Castell	200,000	[2]	0.9%	$30.55	4/27/2014	$1,520,870	[3]

[1]	These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: potential option term, 10 years; risk-free rate of return, 3.71%; expected volatility, 27.6%; and expected dividend yield, 2.37%.
[2]	All of the options granted to Sir William will vest and become exercisable on April 12, 2006, provided that he is continuously employed by GE to April 12, 2006.
[3]	This estimated hypothetical value is based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: potential option term, 10 years; risk-free rate of return, 3.97%; expected volatility, 27.6%; and expected dividend yield, 2.65%.

Aggregated Stock Options Exercised in 2004, and December 31, 2004 Option Value

	Exercised in 2004			Unexercised at December 31, 2004
	Number of Shares Acquired Upon Exercise of Options		$ Value Realized	Number of Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options[2]

Name of Executive				Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey R. Immelt	150,000	[1]	$3,630,750	2,424,000	1,475,000	$17,016,790	$5,874,000
Dennis D. Dammerman	42,500	[1]	$1,047,965	2,613,250	2,209,250	$14,841,485	$8,182,185
Robert C. Wright	450,000	[1]	$11,573,277	3,054,000	1,706,000	$34,616,316	$6,298,770
Benjamin W. Heineman, Jr.	270,000	[1]	$6,648,777	1,380,450	559,050	$18,016,214	$2,023,581
William M. Castell	0		N/A	0	200,000	$0	$1,190,000

[1]	Messrs. Immelt, Dammerman, Wright and Heineman held these stock options for their ten-year term before exercising them.
[2]	Option values are based upon the difference between the grant prices of all options awarded in 2004 and prior years and the December 31, 2004 closing price for the company’s stock of $36.50 per share.

Summary Compensation Table

Annual Compensation
Name and Principal Position in 2004	Year	Salary	Bonus	Other Annual Compensation[2]	Total Annual Compensation
Jeffrey R. Immelt, Chairman of the Board and Chief Executive Officer	2004 2003 2002	$3,000,000 3,000,000 3,000,000	$5,300,000 4,325,000 3,900,000	$234,829 257,515 179,694	$8,534,829 7,582,515 7,079,694

Dennis D. Dammerman, Vice Chairman of the Board and Executive Officer	2004 2003 2002	$2,300,000 2,266,667 2,100,000	$5,650,000 5,060,000 4,650,000	$581,126 495,532 544,785	$8,531,126 7,822,199 7,294,785

Robert C. Wright, Vice Chairman of the Board and Executive Officer	2004 2003 2002	$2,500,000 2,354,167 2,229,167	$5,700,000 4,950,000 4,300,000	$440,125 274,450 269,123	$8,640,125 7,578,617 6,798,290

Benjamin W. Heineman, Jr., Senior Vice President, Law and Public Affairs	2004 2003 2002	$1,533,333 1,475,000 1,350,000	$3,125,000 2,890,000 2,580,000	$83,251 140,578 103,687	$4,741,584 4,505,578 4,033,687

William M. Castell,[1] Vice Chairman of the Board and Executive Officer	2004	$1,380,739	$2,877,750	$71,675	$4,330,164

Notes:

[1]	Sir William M. Castell became an Executive Officer on April 13, 2004. The data provided in this table reflects amounts from that date through December 31, 2004. Salary, bonus and certain personal benefits are paid to Sir William in U.K. pounds sterling. To provide comparability, we have converted such amounts to U.S. dollars using the December 31, 2004 conversion rate of £1.9185 to $1.00, as reported in The Wall Street Journal on January 3, 2005.

[2]	This column includes the aggregate incremental cost to GE of providing personal benefits to the named executive officers for the last three years. The personal benefits included in this column are: personal use of company aircraft, use of leased car, financial counseling and tax preparation, personal use of car service, appliances and home electronic products provided in connection with the Executive Products Program, and home security and back-up power systems. Pursuant to an executive security program established by the Management Development and Compensation Committee and described in greater detail in the committee’s report at page 25, the committee requires Messrs. Immelt, Dammerman and Wright to use company aircraft for personal as well as business travel, to have home security and back-up power systems and to use a car service under certain circumstances. The committee requires the company to provide these security measures for the company’s benefit rather than as a personal benefit for the executives. Nonetheless, in the interest of greater transparency, for 2004 we have included costs relating to required personal use of company aircraft and car service and required home security and back-up power systems in this column. We have recast prior periods to reflect this change.

The amounts reported in this column that represent at least 25% of the total amount of Other Annual Compensation and that are thus required to be reported separately under SEC rules are: personal use of company aircraft: Mr. Immelt ($160,670 in 2004, $177,878 in 2003 and $119,776 in 2002), Mr. Dammerman ($503,933 in 2004, $450,845 in 2003 and $387,929 in 2002), Mr. Wright ($172,545 in 2004, $147,865 in 2003 and $173,376 in 2002) and Mr. Heineman ($42,197 in 2004, $42,679 in 2003 and $52,931 in 2002); home security and back-up power systems: Mr. Wright ($169,694 in 2004) and Mr. Heineman ($41,552 in 2003); financial counseling and tax preparation: Mr. Wright ($68,850 in 2003) and Mr. Heineman ($33,120 in 2002); and leased car: Mr. Heineman ($23,563 in 2004) and Sir William ($23,275 in 2004). The amounts included in this column for Sir William also include a tax payment for car and security services received when he was CEO of Amersham ($28,682 in 2004). The amounts reported for personal use of company aircraft for 2002 and 2003 differ from the amounts reported in the footnotes to prior proxy statements because in 2004 we changed the calculation of incremental cost for personal use of company aircraft to include only those variable costs incurred as a result of personal flight activity and to exclude non-variable costs, such as exterior paint and interior refurbishment, which would have been incurred regardless of whether there was any personal use of the aircraft.

Long-Term Compensation			All Other Compensation
Awards		Payouts	Payments Relating to Employee Savings Plan[5]	Earnings on Deferred Compensation[6]	Value of Supplemental Life Insurance Premiums[7]	Total
Restricted Stock Units[3]	Number of Stock Options	LTIP Payouts[4]
$0 0 525,000	0 0 1,000,000	$0 0 6,693,300	$180,675 173,300 166,250	$ 55,832 49,899 39,837	$ 42,809 31,965 64,877	$279,316 255,164 270,964

$3,878,289 3,573,421 0	510,000 510,000 850,000	$0 0 5,925,400	$169,075 160,700 147,000	$309,510 277,384 227,644	$179,875 122,513 126,563	$658,460 560,597 501,207

$9,835,889 2,942,821 0	420,000 420,000 625,000	$0 0 10,672,100	$174,175 157,600 78,000	$413,562 368,810 302,269	$245,757 150,111 143,289	$833,494 676,521 523,558

$958,160 882,840 0	126,000 126,000 210,000	$0 0 3,095,200	$104,275 96,825 86,150	$230,025 195,679 158,847	$126,585 77,563 74,539	$460,885 370,067 319,536

$0	200,000	$0	$ 0	$ 0	$ 38,587	$ 38,587

[3]	This column shows the market value of restricted stock unit (RSU) awards on date of grant. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 2004 by the individuals listed in this table are: Mr. Immelt, 612,750 shares and units/$22,365,375; Mr. Dammerman, 1,040,918 shares and units/$37,993,507; Mr. Wright, 1,607,668 shares and units/$58,679,882; and Mr. Heineman, 526,250 shares and units/$19,208,125. The Management Development and Compensation Committee periodically makes special RSU grants to selected senior executives. The restrictions on most of these special RSUs lapse on a scheduled basis, as described on page 24. The special RSUs granted to Mr. Wright in 2004 have restrictions lapsing 25% per year over a four-year period after the date of grant. In 2004, as part of the regular annual executive equity grant, the committee also granted annual RSUs to Messrs. Dammerman, Wright and Heineman. The restrictions on these RSUs lapse on a scheduled basis as described on page 24. Dividends and dividend-equivalent payments are paid on restricted stock and RSUs, respectively.

[4]	These amounts represent the dollar value of payouts pursuant to the contingent long-term performance awards granted in 2000.

[5]	These amounts represent company matching contributions to the recipient’s 401(k) plan of 3.5% of pay up to limits for such plans under IRS rules and related matching deferred incentive compensation credits of 3.5% of certain pay in excess of amounts eligible for matching under the 401(k) plan.

[6]	This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 9.5% to 14% interest contingently credited by the company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2003. Under all such plans, the executive officers generally must remain employed by the company for at least four years following the deferrals, or retire after a full year of deferral, in order to obtain the stated interest rate. The executives listed in this table will not participate in any future salary deferral plans.

[7]	This column includes taxable payments made to executives to cover premiums for a universal life insurance policy owned by the executive, which is provided to over 4,400 of the company’s executives, including the named executives except for Sir William. Amounts in this column for 2002 also include the estimated dollar value of the company’s portion of insurance premium payments for supplemental split-dollar life insurance provided to company officers prior to enactment of the Sarbanes-Oxley Act on July 30, 2002. No premiums were paid by GE on the named executive’s policies after July 30, 2002. GE will recover all split-dollar premiums paid by it from the policies. The estimated value of the premiums is calculated, in accordance with SEC rules, as if the premiums were advanced to the executive officers without interest until the time the company expects to recover its premium payments. Amounts in this column for Sir William relate to premiums paid by GE for a life insurance policy.

Five-Year Financial Performance Graph: 2000–2004

Comparison of Five-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in GE stock, the Standard & Poor’s 500 Stock Index and the Dow Jones Industrial Average (DJIA) on December 31, 1999 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2004.

As previously discussed on page 28, starting in 2003, Mr. Immelt began receiving PSUs with payment subject to the following conditions: GE’s cash flow from operating activities must grow an average of 10% or more per year over the five-year performance period; and GE’s total shareowner return, calculated on the same basis as in the table above, must meet or exceed that of the S&P 500 over the five-year performance period. In 2003, GE’s cash flow from operating activities grew 28%; and GE’s total shareowner return was 31%, compared to 29% for the S&P 500. In 2004, GE’s cash flow from operating activities grew 18%; and GE’s total shareowner return was 21%, compared to 11% for the S&P 500.

Retirement Benefits

Employees are generally eligible to retire with unreduced benefits under company retirement plans at age 60 or later, and with Social Security benefits at age 62 or later. The approximate annual retirement benefits provided under company retirement plans and Social Security for GE employees in higher salary classifications retiring directly from the company at age 62 or later are shown in the table below.

Estimated total annual retirement benefits under the GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings credited for retirement benefits	Years of service at retirement
	20	25	30	35	40
$3,000,000	$1,062,300	$1,323,570	$1,584,840	$1,800,000	$1,800,000
3,500,000	1,237,300	1,542,320	1,847,340	2,100,000	2,100,000
4,000,000	1,412,300	1,761,070	2,109,840	2,400,000	2,400,000
4,500,000	1,587,300	1,979,820	2,372,340	2,700,000	2,700,000
5,000,000	1,762,300	2,198,570	2,634,840	3,000,000	3,000,000
5,500,000	1,937,300	2,417,320	2,897,340	3,300,000	3,300,000
6,000,000	2,112,300	2,636,070	3,159,840	3,600,000	3,600,000
6,500,000	2,287,300	2,854,820	3,422,340	3,900,000	3,900,000
7,000,000	2,462,300	3,073,570	3,684,840	4,200,000	4,200,000
7,500,000	2,637,300	3,292,320	3,947,940	4,500,000	4,500,000
8,000,000	2,812,300	3,511,070	4,209,840	4,800,000	4,800,000
8,500,000	2,987,300	3,729,820	4,472,340	5,100,000	5,100,000
9,000,000	3,162,300	3,948,570	4,734,840	5,400,000	5,400,000

Note: The amounts shown above are applicable to employees retiring in 2005 at age 62 and assume the employee was first eligible to participate in the GE Pension Plan before January 1, 2005.

Amounts shown as “earnings credited for retirement benefits” in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2004, covered compensation for the individuals named in the table on page 32 is the same as the total of their salary and bonus amounts shown in that table. As of February 10, 2005, the GE executive officers listed had the following years of credited service with the company: Mr. Immelt, 22 years; Mr. Dammerman, 37 years; Mr. Wright, 36 years; and Mr. Heineman, 17 years. The approximate annual retirement benefits provided under company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

•	Retirement Benefits for Sir William M. Castell

Because Sir William M. Castell joined GE as a result of the acquisition by GE of Amersham plc, he participates in a different retirement plan from the other GE executive officers. Pursuant to the terms of his service agreement, Sir William is entitled upon termination of employment with GE to receive a pension calculated on the same basis as if his employment with Amersham had continued, but based on a total pension of 60% of his average base salary for the three years prior to his termination of employment, with no actuarial reduction for receipt before age 60. This total pension amount includes pension benefits earned by Sir William from his previous employments, and the amount of GE’s contribution to this total pension amount will be increased in line with the lower of 5% per year and increases in the UK Retail Prices Index. GE will also provide continuing medical coverage for Sir William and his spouse in his retirement. In addition, there is an entitlement after his death to a pension of two-thirds of the total pension amount for his widow.

GE has agreed to fully fund Sir William’s retirement plan upon his termination of employment with GE. The pension amount payable by GE will be reduced by the other pension benefits earned by Sir William from his previous employments. It will also be reduced by the notional pension equivalent of £2,933,000, which sum was paid by GE to Sir William in April 2004, with the intent to fully fund his pension with respect to employment up to the completion of the Amersham acquisition. Based on an average base salary of £886,667 as of April 12, 2006, the end of his two-year employment period, Sir William’s total pension amount would equal approximately £532,000 per year. As his other pension benefits and amounts funded by GE in April 2004 would equal approximately £464,420 per year, the amount of pension required to be provided by GE as of the end of his employment period would equal approximately £67,580 per year. Consequently, GE will make payments during Sir William’s employment period in such amounts so as to ensure that its contribution to his total pension amount will be fully funded at the end of his two-year employment period. In December 2004, GE made a payment of £580,350 to fully fund Sir William’s pension with respect to employment up to December 31, 2004.

Audit Committee Report

Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the New York Stock Exchange listing rules and GE’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that Robert J. Swieringa is an “audit committee financial expert,” as defined by SEC rules.

The committee reviews GE’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. KPMG LLP, our company’s independent auditor for 2004, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the committee reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2004, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as may be modified or supplemented. KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services to GE and its affiliates is compatible with KPMG’s independence.

Based on the considerations referred to above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K for 2004 and selected KPMG as the independent auditor for the company for 2005. This report is provided by the following independent directors, who constitute the committee:

Douglas A. Warner III (Chairman)	Kenneth G. Langone
James I. Cash, Jr.	Robert J. Swieringa
Claudio X. Gonzalez

Independent Auditor

On behalf of GE and its affiliates, the Audit Committee of the Board retained KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2004 and to attest to management’s report on internal control over financial reporting. In addition, the Audit Committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2004. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and audit services, and has determined that we would obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the committee’s goal that the fees which the company pays KPMG for non-audit services should not exceed the audit fees paid to KPMG, a goal which the company achieved in 2004 and 2003.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax compliance and advisory services; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations, such as agreed-upon procedures letters. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $500,000. Notwithstanding the foregoing, any engagement of the independent auditor to provide internal control-related services must be specifically pre-approved by the committee.

The aggregate fees billed for professional services by KPMG in 2004 and 2003 for these various services were:

Type of Fees	2004	2003
	($ in millions)
Audit Fees	$78.2	$55.3
Audit-Related Fees	15.5	22.9
Tax Fees	8.9	12.9
All Other Fees	0	0.5

Total	$102.6	$91.6

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that GE paid to KPMG for the audit of GE’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of GE’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of GE’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. In 2003, “all other fees” included fees for software maintenance services, among others.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

Ratification of Selection of Independent Auditor

The Audit Committee of the Board has selected KPMG LLP as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2005. KPMG LLP was our independent auditor for the year ended December 31, 2004. The firm is a registered public accounting firm.

KPMG representatives are expected to attend the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareowner questions.

We are asking our shareowners to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareowners for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.

Our Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as independent auditor for the company for the year 2005 is hereby ratified.

Shareowner Proposals

Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote on each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents and, where applicable, names and addresses of co-filers, will be supplied upon oral or written request.

•	Shareowner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified us that she intends to present the following proposal at this year’s meeting:

“RESOLVED: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“REASONS: Many states have mandatory cumulative voting, so do National Banks.

“In addition, many corporations have adopted cumulative voting.

“Last year the owners of 1,299,316,778 shares, representing approximately 21% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST this proposal.

Like most major corporations, GE provides that each share of common stock shall be entitled to one vote for each nominee for director. The Board believes that this voting system is most likely to produce an effective board of directors that will represent the interests of all the company’s shareowners. It has served the company well. The proposal would change this system by potentially allowing a small shareowner group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all shareowners. Because each director oversees the management of the company for the benefit of all shareowners, the Board believes that changing the current voting procedure would not be in the best interests of all shareowners and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 2

The Sierra Club, 85 Second St., Second Floor, San Francisco, CA 94105-3441 and other co-filers have notified us that they intend to submit the following proposal at this year’s meeting:

“WHEREAS:

“As long as GE-designed nuclear plants operate, they will continue generating radioactively and thermally hot, irradiated fuel rods. In order to replace some irradiated fuel rods every few years with new fuel rods, they must be transferred from the reactor vessel to the on-site Spent Fuel Pool for wet storage and cooling for at least five years. “Spent” fuel rods are thousands of times more radioactive and dangerous than when first installed. The US Nuclear Regulatory Commission has granted some utilities permission to store far more irradiated rods than had been intended in the pool’s initial design. Irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

“According to a February 2001 NRC study, even in a shutdown plant undergoing decommissioning, a spent fuel pool catastrophe could raise the risk of radiation-induced cancer as far away as 500 miles, and of fatalities from radiation poisoning near the plant. The risks from a fuel pool accident at an operating plant are at least as great.

“Since each nuclear power plant’s irradiated rods must be kept submerged in water at that plant’s site, temporarily, highly radioactive rods will continue to be stored at every operating plant as long as nuclear plants continue operating.

“In 2002 the President and Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not finally designed or licensed. Even if it were to be licensed, its construction would not be completed until at least 2015.

“The nuclear industry describes Yucca Mountain as one single site where all the nation’s irradiated fuel rods could be consolidated. However, capacity at Yucca Mountain is limited by law. Older irradiated fuel rods now being stored at reactors would have priority for disposal space. There may not be room for a sizable number of fuel rods from GE-designed reactors in this first national repository.

“In July 2004 the US Court of Appeals, DC Circuit, ruled that the EPA standard for the Yucca Mountain facility (that regulates radiation releases for 10,000 years) does not reflect the 1995 National Academy of Sciences finding that peak risks to public health “might occur tens to hundreds of thousands of years or even farther into the future.”

“RESOLVED:

“In light of heightened public safety concerns, shareholders request that the Company prepare a report, at reasonable cost, that outlines the current vulnerability and substantial radiation risks of the interim storage of irradiated fuel rods at all GE-designed reactor sites and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2005.

“SUPPORTING STATEMENT:

“General Electric remains morally responsible and financially liable for reactors it has designed and sold to utilities, for seeking to secure its radioactive wastes, and for protecting its workers and the public into the indefinite future. We believe this study is essential for realistic and responsible security, economic and ethical planning.”

Our Board of Directors recommends a vote AGAINST this proposal.

Nuclear power makes a significant contribution to meeting the world’s demand for electricity. In 2004, approximately 16% of the world’s electricity was generated from commercial nuclear plants. Many public and private parties are now reevaluating the importance of nuclear power’s role in the mix of energy sources and in addressing environmental issues like global warming. This debate, both in the U.S. and the rest of the world, is timely and necessary. The Nuclear Regulatory Commission in the United States and similar regulatory authorities in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely. Appropriate storage of spent fuel is the responsibility of plant operators with oversight by the regulatory authorities. Operators and regulators have studied these issues extensively and taken action to address concerns. Because plant operators and government agencies have the responsibility for addressing the issues raised in the proposal, the Board does not believe that an additional report prepared by the company is necessary. Therefore, the Board recommends a vote against the proposal.

•	Shareowner Proposal No. 3

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860-5103, and other co-filers have notified us that they intend to submit the following proposal at this year’s meeting:

“WHEREAS:

“General Electric disposed of at least 1.3 million pounds of PCBs (polychlori-

nated biphenyls) into the Hudson River. GE plants in Fort Edward and Hudson Falls, NY are also heavily contaminated with PCBs. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. The plant sites are New York State Superfund sites. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE’s actions as “corporate abuse” and found that the record “overwhelmingly” demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

“The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endocrine disruption and have neurological effects.

“PCB concentrations in Upper Hudson fish, sediment and water continue to exceed federal and state standards, creating unacceptable health and environmental risks.

“GE has historically engaged in extensive public relations efforts, suggesting that “there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife,” (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 8/4/99).

“Despite the EPA’s decision calling for the removal of PCBs from the Hudson River, GE continues to pursue its lawsuit challenging the constitutionality of the federal Superfund. This lawsuit places the EPA’s decision and the remediation of other Superfund sites in jeopardy.

“EPA’s cleanup of the Hudson River was to begin in 2005. The EPA has already announced a one year delay. GE has yet to pay the EPA approximately $20 million in past costs associated with this project and has yet to agree to perform EPA’s remedy, as public health and the environmental threats persist. GE plant sites continue to leak PCBs into the Hudson River and surrounding communities.

“RESOLVED: Shareholders request the Board of Directors to report by August 1, 2005, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-2003, on attorney’s fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental consequences of PCB exposures, GE’s remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

“STATEMENT OF SUPPORT

“This resolution has been sponsored by dozens of religious, public and private pension funds. While plans to clean-up the Hudson River are under way, it is long overdue that our company discloses to shareholders the actual costs of its long term resistance to the remediation of this and other toxic sites. Shareholders have the right to this transparency.”

Our Board of Directors recommends a vote AGAINST this proposal.

GE has undertaken substantial efforts to remediate the effects of past waste dis-

posal, to comply with current standards of environmental protection and worker safety and to prevent environmental harm. GE has reached voluntary agreements with government authorities on our remediation responsibilities at nearly every site that is in the remedial phase and is in constructive discussions on others. GE has met its commitments under those agreements. In addition, GE is accountable to many units and levels of government, both in the United States and in other nations, for complying with environmental laws. As part of this duty, GE complies with governmental reporting requirements regarding environmental matters.

On the Hudson River, GE has been working constructively with the U.S. Environmental Protection Agency on the remediation project selected in 2001 by EPA for the upper Hudson River. In 2003, GE and EPA reached an agreement under which GE will design the environmental dredging project selected by EPA. The cost of the design work to GE is about $25 million. In addition, GE agreed to provide EPA an additional $13 million for costs EPA will spend on this project and to reimburse EPA $15 million for past costs EPA spent on its Hudson River PCBs reassessment.

GE also has completed a $25 million sediment-sampling program in the Upper Hudson. GE and EPA reached agreement on this project in July 2002. More than 40,000 samples were taken from the river and analyzed to help determine where dredging should occur. As part of this agreement, GE reimbursed EPA another $5 million for past costs and agreed to reimburse EPA for up to $2.65 million in costs related to overseeing and reviewing GE’s work. GE’s financial commitment to the EPA dredging project during 2003 and 2004 now comes to nearly $90 million. With regard to past costs, GE has reimbursed EPA costs at the level requested by EPA at the first two stages (sampling and design). GE and EPA have agreed to address the remainder of past costs later in this project. GE and EPA are actively negotiating resolution of the remedial phase of the project. EPA has said publicly that GE has been a cooperative partner on this project. GE has spent more than $300 million investigating and cleaning up PCBs from the Hudson River since 1976. GE has spent more than $700 million in total on the Hudson River and other PCB cleanup projects.

Under these circumstances—a significant company environmental program, voluntary agreements with the government on remediation of virtually all sites, compliance with regulatory requirements of localities, states, the federal government and other nations, and disclosure of other information related to the company’s cleanup activities—the Board does not believe that creating the type of report requested by the proponents would help us to improve our environmental performance. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 4

Kevin Mahar, 33 Rockwood Road, Lynnfield, MA 01940, has notified us that he intends to submit the following proposal at this year’s meeting:

“RESOLVED: Curb Over-Extended Directors. Shareholders request an enduring practice that board service for our Directors be limited to a total of 3 directorships. One exception would be that fully-retired directors could serve on a maximum of 5 boards. And formalize this as corporate governance policy or bylaw consistent with the governing documents of our company.

“Our company is in very complex and diverse businesses and consequently we should expect our directors to have the time for a special commitment to our company—and not be overextended by excessive commitments to other companies. Furthermore our 16-member board is unwieldy due to its size and could thus drift toward CEO-domination.

“Although our directors received 2004 notice, in the form of a shareholder proposal, of our concern for their being over-extended, five of our directors served on 5 to 10 boards each in 2004.

“GE Director Claudio Gonzalez, who is super over-extended with 10 board seats, was designated a problem director by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Gonzalez is the chairperson of the committee that set executive compensation at Home Depot, which received a CEO Compensation rating of ‘F’ in Board Analyst.

“There is also a disturbing trend that our over-extended directors were further over-extended by serving on our key board committees. This is particularly disturbing at our audit committee where 50% of the members, including “problem director” Mr. Gonzalez, served on 5 to 10 board seats each.

“If that were not enough for over-extension, Mr. Gonzalez served on our key Compensation Committee which was rated “D” on CEO Compensation by TCL. Also Mr. Gonzalez was further over-extended by serving on our key Nominating Committee.

“Kenneth Langone, over-extended with 6 board seats, also had a seat on our Nominating Committee. Mr. Langone was another of our directors who was designated a “problem director.” Reason: Involvement with the New York Stock Exchange board during the tenure of former CEO “Dick” Grasso.

“Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.” “Take on the Street” by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993–2001

“Curb Over-Extended Directors

“Yes on 4”

Our Board of Directors recommends a vote AGAINST this proposal.

In 2002, the Board approved its Governance Principles, which specify that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. These principles, which are enclosed in the Appendix at page 53, also provide that directors who serve as business CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE Board, and other directors should not serve on more than four other boards of public companies in addition to the GE Board. When the Board adopted these principles, it permitted directors who then held positions in excess of these limits to maintain those positions unless the Board determined that doing so would impair the director’s service on the GE board. All of the GE directors have demonstrated great commitments of time, energy and oversight to GE. The Board has recently reaffirmed that those directors grandfathered at the time the Governance Principles were adopted continue to serve with energy and distinction. The Board believes that this proposal is unnecessary because the Board has adequately addressed the concerns it raises and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 5

Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, N.E., Washington, D.C. 20017, and other co-filers have notified us that they intend to submit the following proposal at this year’s meeting:

“Whereas, the global economy challenges corporations to create sustainable business relationships by participating in the sustainable development of communities in which they operate. The World Commission on Environment and Development defined sustainable development as “development which meets the needs of the present without compromising the ability of future generations to meet their own needs.” (Our Common Future, 1987)

“We believe the ability of corporations to continue to provide goods/services in our interdependent world depends on their acceptability to the societies where they do business. Corporate citizenship goes beyond traditional functions of creating jobs and paying taxes, to include corporate practices designed to protect human rights, worker rights, land and the environment.

“According to Dow Jones Sustainability Group, “Sustainability leaders encourage long lasting social well being in communities where they operate, engage in an active dialog with different stakeholders and respond to their specific and evolving needs thereby securing a long term ‘license to operate,’ as well as superior customer and employee loyalty.” (http:www.sustainability-index.com/djsi_pdf/DJSI-brochure.pdf, 2004)

“Concerned investors evaluate companies on their financial, environmental and social performance—the triple bottom line. Some companies have published sustainability reports and are taking a long-term approach to creating shareholder value through embracing opportunities and managing risks derived from economic, environmental and social developments.

““The last ten years have seen an upsurge in the take-up of corporate non-financial reporting around the world. In 1993, fewer than 100 reports were produced. By 1999, this figure had increased more than fivefold, and by 2003 there were over 1,500 documented reports produced annually worldwide.” (“Towards Transparency: Progress on Global Sustainability Reporting;” 2004, www.CorporateRegister.com).

“As trust in multinational corporations hits new lows, sustainability reporting potentially offers real opportunities for companies to rebuild that trust, according to a report by SustainAbility and the United Nations Environment Programme

(“Trust Us: The 2002 Global Reporters Survey of Corporate Sustainability Reporting,” November 2002).

“We believe corporate sustainability includes a commitment to pay a sustainable living wage to employees. Workers need to have the purchasing power to meet their basic needs. A purchasing power study conducted in 15 cities in Mexico found that it takes four to five Mexican minimum wages to support a family of four (Making the Invisible Visible, Center for Reflection Education and Action, June 2001). We believe paying sustainable wages contributes to community development and employee loyalty to the company.

“The sustainability of corporations, we believe, is connected to the economic sustainability of their workers and the communities where corporations operate and sell products. Effective corporate policies can benefit both communities and corporations.

“Resolved: shareholders request the Board of Directors to prepare at reasonable expense a sustainability report. A summary of the report should be provided to shareholders by October 2005.

“Supporting Statement

We believe the report should include:

1.	The company’s operating definition of sustainability.

2.	A review of current company policies and practices related to social, environmental and economic sustainability.

3.	A summary of long term plans to integrate sustainability objectives throughout company operations.”

Our Board of Directors recommends a vote AGAINST this proposal.

GE has been contributing to the quality of life around the world for more than 120 years. Our products and services have helped to advance human progress, save lives and provide economic opportunities for businesses, communities and individuals. GE provides competitive wages and benefits wherever GE does business, and our philanthropy and voluntary activities have benefited millions of people. GE’s environmental record is strong, both in complying with environmental laws and in providing high-technology products and services to address major environmental challenges. GE is a global leader in providing safe workplaces for our employees. GE promotes responsible citizenship by requiring that our employees live up to the highest standards of integrity. These policies and practices are clearly spelled out in a variety of publications and web sites. As a result of GE’s policies and initiatives, GE was selected in 2004 to be included in the Dow Jones Sustainability Index. GE plans to publish in 2005 its first integrated report on all of its social, environmental, economic and other citizenship activities. Accordingly, the Board does not believe that the proposed sustainability report is necessary and recommends a vote against this proposal.

•	Shareowner Proposal No. 6

Deborah M. Frost, c/o Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, MA 02111-2809, has notified us that she intends to submit the following proposal at this year’s meeting:

“RESOLVED: The shareholders of General Electric (“Company”) hereby request that the Company provide a report updated semi-annually disclosing:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

•	An accounting of the Company’s funds contributed to any of the persons described above;

•	The business rationale for each of the Company’s political contributions; and

•	Identification of the person or persons in the Company who participated in making the decisions to contribute.

“This report shall be posted on the company’s website to reduce costs to shareholders.

“SUPPORTING STATEMENT

“As long-term shareholders of General Electric, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

“Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. According to the Center for Responsive Politics (http://www.opensecrets.org/softmoney/index.asp), in 2001-02, the last fully reported election cycle, General Electric contributed at least $726,402 in “soft dollar” donations.

“Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the Company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

“Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

“Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.”

Our Board of Directors recommends a vote AGAINST this proposal.

The Board believes that it is in the best interests of the shareowners for the company to support the electoral process by making prudent political contributions when such contributions are permitted by federal, state and local laws either by company contributions to state and local candidates and political organizations or by employee contributions through political action committees. GE is fully committed to complying with campaign finance laws, including the laws requiring public disclosure of political contributions and lobbying expenses. GE’s political action committee reports are filed with the Federal Election Commission and are available for review at http://query.nictusa.com/cgi-bin/dcdev/forms/C00024869. Because GE is committed to complying with applicable campaign finance laws, including all reporting requirements, the Board does not believe the report requested in this proposal is necessary and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 7

People for the Ethical Treatment of Animals, 501 Front St., Norfolk, VA 23510, has notified us that it intends to submit the following proposal at the annual meeting:

“WHEREAS, statistics published by research oversight bodies in North America and Europe document that the vast majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements1 and that such testing is on the rise;2 and

“WHEREAS, nearly 60% of animals used in regulatory testing suffer pain ranging from moderate to severe, all the way to pain near, at, or above the pain tolerance threshold,3 generally without any pain relief; and

“WHEREAS, non-animal test methods are generally less expensive,4 more rapid, and always more humane, than animal-based tests; and

“WHEREAS, unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), photo-toxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogencity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

“NOW THEREFORE BE IT RESOLVED, that the shareholders request that the Board:

1.	Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2.	Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

3.	Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

“Supporting Statement: This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-

animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

“Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.5 Several non-animal methods have also been adopted as Test Guidelines by the OECD6 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

“We urge shareholders to support this Resolution.”

[1]	CCAC Animal Use Survey - 2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm
[2]	Statistics of Scientific Procedures on Living Animals - Great Britain – 2002. http://www.official-documents.co.uk/document/cm58/5886/5886.htm
[3]	CCAC Animal Use Survey – 2001
[4]	Derelanko MJ and Hollinger MA (Eds.). (2002). Handbook of Toxicology, Second Ed, 1414 pp. Washington DC: CRC Press.
[5]	ECVAM website: http://ecvam.jrc.it
[6]	OECD test guidelines: http://www.oecd.org/document/22/0,2340,en_2649_34377_1916054_1_1_1_1,00.html

Our Board of Directors recommends a vote AGAINST this proposal.

GE conducts animal studies only when required by government regulatory agencies for registration of our materials in worldwide markets, to provide needed information used to protect the health and safety of our workers, customers and the environment, or in the discovery and development of novel diagnostic pharmaceuticals and technologies. GE is committed to using the fewest number of animals that will provide scientifically sound data for regulatory, worker and customer safety requirements. GE also participates in industry consortia that collaborate on testing. As each company is not conducting separate tests, these collaborative consortia efforts can reduce the number of animals tested. GE also participates in collaborative scientific efforts to research and develop methods to reduce the number of animals used in testing. Because GE already limits testing to the greatest extent feasible, and because some animal testing is needed at this time to comply with regulatory and health requirements, the Board recommends a vote against this proposal.

Additional Information

•	Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on November 4, 2005. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on January 18, 2006 and advise shareowners in the 2006 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January 18, 2006. Notices of intention to present proposals at the 2006 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Voting Securities

Shareowners of record at the close of business on February 28, 2005 will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which 10,599,919,379 shares were outstanding on February 10, 2005. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

•	Vote Required for Election and Approval

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

•	Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; and (3) against the shareowner proposals described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Pursuant to SEC rules, shares represented by valid proxies will also be voted against the following four proposals that we have received from a shareowner who submitted the proposals too late for inclusion in this proxy statement but has given us notice that he will present them at the annual meeting. The first proposal requests that all future annual reports include a section that tracks on a quarterly basis changes in employee headcount related to outsourcing, and projections for headcount changes for the next four quarters. The second requests that corporate policy be updated to disallow any expansion, investment or charity related to either Israel or Palestine. The third requests that future annual reports show the historical ratio of CEO pay to the lowest paid worker, along with projections over the next three years. In the alternative, the Board could limit compensation paid to the CEO in any fiscal year to no more than 100 times the average compensation paid to the company’s non-managerial workers in the prior fiscal year, unless the shareholders approve paying the CEO a greater amount. The fourth proposal requests that all future annual reports contain a chart which identifies employees according to their gender and race, by job category, for the last three years, listing either numbers or percentages in each category. Except for shareowner proposals properly omitted from this proxy statement under SEC rules, the Board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2004 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires GE’s directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the Securities and Exchange Commission. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2004, a transaction involving Sir William M. Castell’s receipt of GE shares as a result of his participation in an Amersham Save As You Earn share plan was not timely reported on Form 4; and a Form 4 was filed on behalf of Michael A. Neal, an officer, which untimely reported a grant of RSUs that occurred in 2003. Both were due to administrative errors.

•	Shareowners of Record with Multiple Accounts

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2004 annual report to that account by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (610) 382-7838. In addition, participants in GE’s Savings and Security Program may request copies of our 2004 annual report by calling GE’s Transaction Processing Center at (800) 432-4313.

•	Delivery of Documents to Shareowners Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2004 annual report to multiple shareowners who share an address unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2004 annual report to a share-owner at a shared address to which a single copy of the documents was delivered. A shareowner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (610) 382-7838. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2004 annual report may be viewed online at www.ge.com/proxy05 and www.ge.com/annual04, respectively. If you are a shareowner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

March 4, 2005

Appendix

Governance Principles

1. Role of Board and Management

GE’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its shareowners. The board of directors is elected by the shareowners to oversee management and to assure that the long-term interests of the shareowners are being served. Both the board of directors and management recognize that the long-term interests of share-owners are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, GE communities, government officials and the public at large.

2. Functions of Board

The board of directors has eight scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a.	selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

b.	providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

c.	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d.	assessing major risks facing the company—and reviewing options for their mitigation; and

e.	ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3. Qualifications

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE board, and other directors should not serve on more than four other boards of public companies in addition to the GE board. Current positions in excess of these limits may be maintained unless the board determines that doing so would impair the director’s service on the GE board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4. Independence of Directors

A majority of the directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below.

All future non-employee directors will be independent. GE seeks to have a minimum of ten independent directors at all times, and it is the board’s goal that at least two-thirds of the directors will be independent. Directors who do not satisfy GE’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with GE. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the New York Stock Exchange listing requirements (NYSE rules). In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of GE’s independence guidelines, this determination will be disclosed and explained in the next proxy statement.

In accordance with the revised NYSE rules, independence determinations under the guidelines in section (a) below will be based upon a director’s relationships with GE during the 36 months preceding the determination. Similarly, independence determinations under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a.	A director will not be independent if:

i.	the director is employed by GE, or an immediate family member is an executive officer of GE;

ii.	the director receives any direct compensation from GE, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

iii.	an immediate family member who is a GE executive officer receives more than $100,000 per year in direct compensation from GE;

iv.	the director is affiliated with or employed by GE’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by GE’s independent auditor; or

v.	a GE executive officer is on the compensation committee of the board of directors of a company which employs the GE director or an immediate family member as an executive officer.

b.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with GE and the sales by that company to GE or purchases by that company from GE, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

c.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to GE, or to which GE is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

d.	A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and GE’s discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year. (GE’s automatic matching of employee charitable contributions will not be included in the amount of GE’s contributions for this purpose.)

5. Size of Board and Selection Process

The directors are elected each year by the shareowners at the annual meeting of shareowners. Shareowners may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828. The board proposes a slate of nominees to the shareowners for election to the board. The board also determines the number of directors on the board provided that there are at least 10. Between annual share-owner meetings, the board may elect directors to serve until the next annual meeting. The board believes that, given the size and breadth of GE and the need for diversity of board views, the size of the board should be in the range of 13 to 17 directors.

6. Board Committees

The board has established the following committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) public responsibilities. The current charters and key practices of these committees are published on the GE website, and will be mailed to shareowners on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board. For example, it is the practice of the audit committee to meet in conjunction with the full board in February so that all directors may participate in the review of the annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the prior year and financial plans for the current year.

7. Independence of Committee Members

In addition to the requirement that a majority of the board satisfy the independence standards discussed in section 4 above, members of the audit committee must also satisfy an additional NYSE independence requirement. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. As a matter of policy, the board will also apply a separate and heightened independence standard to members of both the management development and compensation committee and the nominating and corporate governance committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries.

8. Meetings of Non-Employee Directors

The board will have at least three regularly scheduled meetings a year for the non-employee directors without management present. The directors have determined that the chairman of the management development and compensation committee will preside at such meetings, and will serve as the presiding director in performing such other functions as the board may direct, including advising on the selection of committee chairs and advising management on the agenda for board meetings. The non-employee directors may meet without management present at such other times as determined by the presiding director.

9. Self-Evaluation

As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, each director will provide to an independent governance expert his or her assessment of the effectiveness of the board and its committees, as well as director performance and board dynamics. The individual assessments will be organized and summarized by this independent governance expert for discussion with the board and the committees in December.

10. Setting Board Agenda

The board shall be responsible for its agenda. At the December board meeting, the CEO and the presiding director will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. Prior to each board meeting, the CEO will discuss the other specific agenda items for the meeting with the presiding director, who shall have authority to approve the agenda for the meeting. The CEO and the presiding director, or committee chair as appropriate, shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO, the presiding director, or appropriate committee chair at any time.

11. Ethics and Conflicts of Interest

The board expects GE directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising GE’s code of conduct set forth in the company’s integrity manual, “Integrity: The Spirit and the Letter of Our Commitment”. GE will not make any personal loans or extensions of credit to directors or executive officers, other than consumer loans or credit card services on terms offered to the general public. No non-employee director may provide personal services for compensation to GE, other than in connection with serving as a GE director. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the CEO, a vice chairman or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

12. Reporting of Concerns to Non-Employee Directors or the Audit Committee

The audit committee and the non-employee directors have established the following procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the presiding director, to the non-employee directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly reviewed by GE’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the presiding director and to the chair of the audit committee. All concerns will be reviewed and addressed by GE’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors, the presiding director or the audit committee will be reported to the presiding director and the chair of the audit committee on a quarterly basis. The presiding director or the audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13. Compensation of the Board

The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-employee directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes these goals will be served by providing 40% of non-employee director compensation in cash and 60% in deferred stock units. At the end of each year, the nominating and corporate governance committee shall review non-employee director compensation and benefits.

14. Succession Plan

The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15. Annual Compensation Review of Senior Management

The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16. Access to Senior Management

Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present. To facilitate such contact, non-employee directors are expected to make two regularly scheduled visits to GE businesses a year without corporate management being present.

17. Access to Independent Advisors

The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18. Director Education

The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors. Each new director shall, within three months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices. In addition, directors shall be provided with continuing education on subjects that would assist them in discharging their duties, including regular programs on GE’s financial planning and analysis, compliance and corporate governance developments; business-specific learning opportunities through site visits and Board meetings; and briefing sessions on topics that present special risks and opportunities to the company.

19. Policy on Poison Pills

The term “poison pill” refers to the type of shareowner rights plan that some companies adopt to make a hostile takeover of the company more difficult. GE does not have a poison pill and has no intention of adopting a poison pill because a hostile takeover of a company of our size is impractical and unrealistic. However, if GE were ever to adopt a poison pill, the board would seek prior shareowner approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareowners to adopt a poison pill before obtaining shareowner approval. If the GE board of directors were ever to adopt a poison pill without prior share-owner approval, the board would either submit the poison pill to shareowners for ratification, or would cause the poison pill to expire, without being renewed or replaced, within one year.

GE Annual Meeting of Shareowners

10:00 a.m., April 27, 2005

Aronoff Center

650 Walnut Street

Cincinnati, Ohio 45202

Advance Registration

In accordance with GE’s security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•	If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

•	If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services

P.O. Box 3711

Albany, NY 12203

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE. If you are outside the U.S., you can call GE Shareowner Services at (941) 906-4657.

Attendance at GE’s 2005 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

GE Annual Meeting – Advance Registration Form

Dear Shareowner:

You are invited to attend the 2005 GE Annual Meeting to be held on Wednesday, April 27, 2005, at 10:00 a.m., at the Aronoff Center, 650 Walnut Street, Cincinnati, OH 45202.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

ADVANCE REGISTRATION INSTRUCTIONS

• If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

• If you are voting by telephone, please complete the information at right and tear off the top of this Advance Registration Form and mail separately to: GE Shareowner Services, PO Box 3711, Albany, NY 12203. There is no need to return the Proxy Form.

• If you are voting by mail, please complete the information to the right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

ADVANCE REGISTRATION INFORMATION

Name __________________________________________

Address _________________________________________

_________________________________________

_________________________________________

____________________________ Zip

Name(s) of family member(s) who will also attend:

_________________________________________

I am a GE shareowner. Name, address and telephone number of my Representative at the Annual Meeting:

_________________________________________

_________________________________________

_________________________________________

(Admission card will be returned c/o the shareowner)

Proxy Form

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2005 Annual Meeting of Shareowners, April 27, 2005.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt and Benjamin W. Heineman, Jr., or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2005 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) William M. Castell; (03) Dennis D. Dammerman; (04) Ann M. Fudge; (05) Claudio X. Gonzalez; (06) Jeffrey R. Immelt; (07) Andrea Jung; (08) Alan G. Lafley; (09) Ralph S. Larsen; (10) Rochelle B. Lazarus; (11) Sam Nunn; (12) Roger S. Penske; (13) Robert J. Swieringa; (14) Douglas A. Warner III; and (15) Robert C. Wright.

FOR PARTICIPANTS IN GE’S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner’s S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 25, 2005, shares held in the shareowner’s S&SP account will be voted in accordance with the recommendations of GE’s Board of Directors.

INSPECTORS OF ELECTION

P.O. BOX 1138

NEWARK, N.J. 07101-9758

COMMENTS

_________________________________ _________________________________ _________________________________

GE Annual Meeting	VOTE BY INTERNET, TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week

	INTERNET https://www.proxyvotenow.com/ge	OR	TELEPHONE 1-866-246-8476		OR	MAIL
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy form.
•	Have your proxy form ready.		•	Have your proxy form ready.		•	Detach your proxy form.
•	Follow the instructions that appear on your computer screen.		•	Follow the recorded instructions.		•	Return your proxy form in the postage-paid envelope provided.

	è			IMPORTANT VOTING INFORMATION Use the Internet or Call Toll-Free to vote: https://www.proxyvotenow.com/ge 1-866-246-8476

			•	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form.

			•	Electronic Distribution: If you wish to receive all future Annual Reports and Proxy Statements via the Internet as they become available, please consent by marking the appropriate box below. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

GE’s Proxy Statement and Annual Report are available on GE’s website at: www.ge.com/annual04

Proxy Form SHAREOWNER SERVICES
☐	Ú DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE Ú														If you consent to use GE’s Internet site to receive all future Annual Reports & Proxy Statements (Electronic Distribution), please mark this box. ☐
The Board of Directors recommends a vote “FOR” proposals A and B.						The Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 7.
							FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Election of Directors				1.	Cumulative Voting	☐	☐	☐	5.	Report on Sustainability	☐	☐	☐
	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

	☐	☐	☐		2.	Report on Nuclear Risk	☐	☐	☐	6.	Disclose Political Contributions	☐	☐	☐

Exceptions___________________________________ INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided above.					3.	Report on PCB Cleanup Costs	☐	☐	☐	7.	Animal Testing	☐	☐	☐	To include any comments, please mark this box and use space on reverse side.
					4.	Curb Over- Extended Directors	☐	☐	☐						☐
		FOR	AGAINST	ABSTAIN

B	Ratification of Selection of Independent Auditor	☐	☐	☐											To change your address, please mark this box and correct below. ☐
.

SCAN LINE
(When signing as attorney, executor, administrator, trustee or guardian, give full title.
If more than one trustee, all should sign.)

Date	Shareowner sign here	Co-Owner sign here

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